Exhibit 99.1
HANOVER DIRECT, INC.
PRO FORMA CONSOLIDATED BALANCE SHEET
As of December 25, 2004
	As Reported	Pro Forma	Pro Forma
	Results	Gump's	Results
	(In thousands of dollars)

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$ 510	$ (215)	$ 295
Accounts receivable	17,819	(2,782)	15,037
Inventories, principally finished goods	53,147	(6,208)	46,939
Prepaid catalog costs	15,644	(1,453)	14,191
Other current assets	4,482	(184)	4,298
Total Current Assets	91,602	(10,842)	80,760
PROPERTY AND EQUIPMENT, AT COST:
Land	4,361	-	4,361
Buildings and building improvements	18,221	-	18,221
Leasehold improvements	10,156	(7,684)	2,472
Furniture, fixtures and equipment	53,792	(2,386)	51,406
	86,530	(10,070)	76,460
Accumulated depreciation and amortization	(61,906)	6,849	(55,057)
Property and equipment, net	24,624	(3,221)	21,403
Goodwill	9,278	(628)	8,650	a
Deferred tax asset	2,179	171	2,350
Other non-current assets	2,816	-	2,816
Total Assets	$ 130,499	$ (14,520)	$ 115,979

LIABILITIES AND SHAREHOLDERS' DEFICIENCY
CURRENT LIABILITIES:
Short-term debt and capital lease obligations	$ 16,690	$ (2,930)	$ 13,760	b
Accounts Payable	29,544	(4,086)	25,458
Accrued liabilities	20,535	(1,707)	18,828
Customer prepayments and credits	12,032	(934)	11,098
Deferred tax liability	2,179	171	2,350
Total Current Liabilities	80,980	(9,486)	71,494
NON-CURRENT LIABILITIES:
Long-term debt, including $8,159 to a related party as of December 25, 2004	11,196	-	11,196
Series C Participating Preferred Stock, authorized, issued and outstanding 564,819 shares	72,689	-	72,689
Other	3,286	(3,283)	3
Total Non-current Liabilities	87,171	(3,283)	83,888
Total Liabilities	168,151	(12,769)	155,382
SHAREHOLDERS' DEFICIENCY:
Common stock, $0.01 par value, authorized 50,000,000 shares	225	-	225
Capital in excess of par value	460,744	(26,540)	434,204
Accumulated Deficit	(498,621)	24,789	(473,832)

Total Shareholders' Deficiency	(37,652)	(1,751)	(39,403)
Total Liabilities and Shareholders' Deficiency	$ 130,499	$ (14,520)	$ 115,979

Summary of Pro Forma Adjustments :
a Goodwill attributable to Gump's was calculated using the percentage of the purchase price compared to the weighted average appraisal value.
of the Company applied to the balance of unamortized goodwill as of December 25, 2004.
b Assumed certain proceeds related to the transaction were applied to the Wachovia Revolving Credit Facility.

HANOVER DIRECT, INC.
PRO FORMA CONSOLIDATED STATEMENT OF INCOME
For the Year Ended December 25, 2004
	As Reported	Pro Forma	Pro Forma
	Results	Gump's	Results
	(In thousands of dollars , except for per share amounts)

NET REVENUES	$ 403,160	$ (42,634)	$ 360,526

OPERATING COSTS AND EXPENSES:
Cost of sales and operating expenses	243,215	(26,275)	216,940
Special charges	1,536	148	1,684
Selling expenses	100,460	(9,557)	90,903
General and administrative expenses	43,213	(2,839)	40,374
Depreciation and amortization	3,994	(682)	3,312
	392,418	(39,205)	353,213

INCOME FROM OPERATIONS	10,742	(3,429)	7,313
Gain on sale of Gump's	-	3,576	3,576	a

INCOME BEFORE INTEREST & INCOME TAXES	10,742	147	10,889
Interest expense, net	5,567	(724)	4,843	b

INCOME BEFORE INCOME TAXES	5,175	871	6,046
Provision for Federal income taxes	146	-	146
Provision for state income taxes	28	-	28
Provision for income taxes	174	-	174

NET INCOME AND COMPREHENSIVE INCOME	5,001	871	5,872

Earnings Applicable to Preferred Stock	124	22	146

NET INCOME APPLICABLE TO COMMON SHAREHOLDERS	$ 4,877	$ 849	$ 5,726

NET INCOME PER COMMON SHARE:
Net income per common share basic	$ 0.22		$ 0.26
Net income per common share diluted	$ 0.18		$ 0.21

Weighted average common shares outstanding- basic (thousands)	22,220		22,220
Weighted average common shares outstanding- diluted (thousands)	27,015		27,015

Summary of Pro Forma Adjustments :
a Gain on sale of Gump's at March 14, 2005 .
b Includes $407 of pro forma interest expense reduction for 2004 assuming sales proceeds of approximately $8.5 million.
were applied to the Wachovia Revolving Credit Facility as of the beginning of fiscal 2004.

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